FORM NSAR
Q77.O Transactions effected pursuant to Rule 10F3
Fidelity Puritan Trust

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)	Underwriting Members:(4)	Underwriting Members:(5)	Underwriting Members:(6)	Underwriting Members:(7)
2	FID BALANCED FUND	14-Dec-04	20-Dec-04	Cascade Microtech Inc.	5,300,000	$74,200,000	$14.00	18,400	$257,600	LEHMAN BROS INC	UBS Investment Bank	JPMorgan	Adam Harkness	Fidelity Capital Markets	Blaylock & Partners, L.P.	Chatsworth Securities, LLC	Oppenheimer & Co. Inc.